EXHIBIT 99.1

Mid Penn Bancorp, Inc. Reports Second Quarter Earnings and Declares Dividend

MILLERSBURG, Pa., July 25, 2012 (GLOBE NEWSWIRE) -- Mid Penn Bancorp, Inc. ("Mid Penn") (Nasdaq:MPB), the parent company of Mid Penn Bank, today reported net income available to common shareholders for the quarter ended June 30, 2012 of $1,231,000, or $0.35 per common share, an increase of 32.4% over the net income available to common shareholders of $930,000, or $0.27 per common share, reported during the same period in 2011. Through the first six months of 2012, Mid Penn's earnings available to common shareholders were $2,237,000, or $0.64 per common share, an increase of 24.1% over the $1,802,000 earnings available to common shareholders, or $0.52 per common share, during the same period in 2011.

2012 Financial Highlights
(dollars in thousands, except per share data)

			Change
	06/30/12	06/30/11	$	%

Total Assets	$ 696,934	$ 687,367	$ 9,567	1.4%

Total Loans (net)	479,397	472,669	6,728	1.4%

Total Deposits	610,414	606,046	4,368	0.7%

	Quarter Ended				Year-to-Date Ended

			Change				Change
	06/30/12	06/30/11	$	%	06/30/12	06/30/11	$	%

Net Interest Income	$ 6,023	$ 5,590	$ 433	7.7%	$ 11,700	$ 10,573	$ 1,127	10.7%

Provision for Loan and Lease Losses	225	550	(325)	-59.1%	525	750	(225)	-30.0%

Total Noninterest Income	931	705	226	32.1%	1,669	1,463	206	14.1%

Total Noninterest Expense	4,946	4,408	538	12.2%	9,685	8,708	977	11.2%

Net Income Available to Common Shareholders	1,231	930	301	32.4%	2,237	1,802	435	24.1%

Diluted Earnings per Common Share	0.35	0.27	0.08	29.6%	0.64	0.52	0.12	23.1%

Return on Average Equity	9.96%	8.53%	N/A	16.8%	9.22%	8.44%	N/A	9.2%

President's Statement

I am pleased to report Mid Penn's fourth consecutive quarter of earnings available to common shareholders of over $1,000,000 at $1,231,000 for the second quarter of 2012. We have successfully matched loan and deposit growth to maximize net interest income opportunities within our portfolios and garnered some great new demand deposit relationships in the government and public funds arena, lowering our overall cost of funds. The uneven economic recovery continues to provide challenges to sustained loan growth, but we continue to actively identify prospects from all our centers of influence. Asset quality is critical to a community bank, and we remain vigilant in assessing and providing for risks within the loan portfolio. The pool of troubled credits continues to slowly decrease as the workout and asset resolution process advances through the portfolio. The second quarter reflects strong performance in Mid Penn's noninterest lines of business such as Trust and Wealth Management, mortgage banking, and merchant services over the same period a year ago. Mid Penn has placed increasing management emphasis and process enhancements into these business lines. We believe these efforts are paying off in tangible earnings improvement. At the same time, we continue to prudently manage controllable expenses and constantly strive to balance the demands of increasing regulatory compliance and control, while bolstering our capabilities to attract a broadening customer base and to provide world-class customer service. We are pleased with the results thus far in 2012, but realize a lot of hard work remains to reach our organizational goals. We remain confident in our ability to deliver.

On behalf of the Board of Directors, I announce today that Mid Penn Bancorp, Inc. is declaring a cash dividend of $0.05 per share on our common stock based upon our results of operations for the second quarter of 2012. The dividend is payable August 27, 2012 to shareholders of record August 8, 2012.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this press release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Mid Penn to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The words "expect", "anticipate", "intend", "plan", "believe", "estimate", and similar expressions are intended to identify such forward-looking statements.

Mid Penn's actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

  The effects of future economic conditions on Mid Penn and its customers;
  Governmental monetary and fiscal policies, as well as legislative and regulatory changes;
  The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
  The risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;
  The effects of economic deterioration on current customers, specifically the effect of the economy on loan customers' ability to repay loans;
  The effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in Mid Penn's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;
  The costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
  Technological changes;
  Acquisitions and integration of acquired businesses;
  The failure of assumptions underlying the establishment of reserves for loan and lease losses and estimations of values of collateral and various financial assets and liabilities;
  Acts of war or terrorism;
  Volatilities in the securities markets; and
  Deteriorating economic conditions.

All written or oral forward-looking statements attributable to Mid Penn are expressly qualified in their entirety by these cautionary statements.

The Mid Penn Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6428

CONTACT: Rory G. Ritrievi
         President
         Chief Executive Officer

         Kevin W. Laudenslager
         Chief Financial Officer

         Mid Penn Bancorp, Inc.
         349 Union Street
         Millersburg, PA  17061
         (717) 692-2133